Exhibit 35.a


                                 [CAPMARK logo]

                        Annual Statement as to Compliance
                      For the Year Ended December 31, 2007

                 Deutsche Mortgage & Asset Receiving Corporation
                                  COMM 2007-C9

Pursuant to Section 10.11 of the Pooling and Servicing Agreement governing the referenced transaction, I hereby attest that:

      i. A review of the activities of Capmark Finance Inc. as Master Servicer during the period, and of its performance under this Pooling and Servicing Agreement, has been made under my supervision.

      ii. To the best of my knowledge, based on such review, Capmark Finance Inc. as Master Servicer, has fulfilled in all material respects its obligations under this Pooling and Servicing Agreement throughout the period.

Capmark Finance Inc.

/s/ Mark E. McCool

By:    Mark E. McCool
Title: Managing Director
Date:  February 20, 2008

Inv. 287 Lib A

                                             Capmark Finance Inc.
                                             116 Welsh Road
Real Estate Finance, Investments, Services   Horsham, Pa 19044